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                       [COMPLETE WELLNESS LETTERHEAD]


                                                             [LOGO]
                                                             COMPLETE
                                                             WELLNESS
                                                             MEDICAL
                                                            CENTERS,INC.

FOR IMMEDIATE RELEASE

CONTACT:                                           NASDAQSCM: CMWL, CMWLW
C. Thomas McMillen, Chairman and CEO
Victoria Harris, Corporate Communications          INVESTOR RELATIONS COUNSEL:
Complete Wellness Centers, Inc.                    The Equity Group Inc.
(202) 543-6800                                     Linda Latman (212) 836-9609


                 COMPLETE WELLNESS CENTERS, INC. COMPLETES
                   PURCHASE OF 58 NUTRI/SYSTEM WEIGHT LOSS
                                   CENTERS

         - COMPANY ALSO PURCHASES PERPETUAL LICENSE TO UTILIZE NUTRI/SYSTEM'S INTELLECTUAL PROPERTY RIGHTS.

WASHINGTON, DC, December 24, 1997 - COMPLETE WELLNESS CENTERS, INC., a multi-disciplinary physician practice management company, announced today that it has acquired the assets of 58 weight loss centers from NUTRI/SYSTEM, LP. Additionally, the Company purchased a perpetual license to utilize certain NUTRI/SYSTEM intellectual property rights for use in the 58 acquired centers and the Company's network of 137 COMPLETE WELLNESS MEDICAL CENTERS. The Company also closed a $500,000 note financing. The terms of the transaction and note financing were not disclosed.

In 1996, the 58 acquired centers generated over $14 million in revenues and over $1.8 million in operating profit before general and administrative costs. These centers are estimated to generate over $17 million in revenues and $2.6 million in operating profit before general and administrative costs in 1997.

COMPLETE WELLNESS CENTERS, INC. intends to convert the weight management centers into medical centers by offering broader services, utilizing the Company's decentralized partnering model and adding brand name wellness services to the NUTRI/SYSTEM centers. The Company also intends to add the SMOKENDERS(R) smoking cessation program to the centers as well as managed care programs through its subsidiary Complete Wellness Independent Physician Association. The Company plans to incorporate the NUTRI/SYSTEM weight loss program into its 137 clinics nationwide.


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"We have acquired the 58 most profitable centers from NUTRI/SYSTEM and are excited about having yet another brand name wellness program to add to our nationwide network of COMPLETE WELLNESS MEDICAL CENTERS." C. Thomas McMillen, Chairman and CEO of COMPLETE WELLNESS CENTERS, INC, "With this acquisition we are well on our way to becoming the premier wellness network throughout the United States."

COMPLETE WELLNESS CENTERS develops multi-disciplinary medical clinics that offer, at one location, traditional healthcare providers, such as physicians and physical therapists, and alternative healthcare providers such as chiropractors, acupuncturists and massage therapists. COMPLETE WELLNESS CENTERS, INC. currently manages or has contracts to manage 137 centers in 21 states. Its stock and warrants trade on the NASDAQ Small Cap market under the symbols, CMWL and CMWLW respectively.

This release contains forward-looking statements regarding the plans or objectives of the company for future operations, including the development of the multi-disciplinary medical centers. The forward-looking statements included herein are based on current expectations that involve some uncertainties.
Actual results may differ materially from those projected in such forward-looking statements.